UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2023

PORTAGE FINTECH ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40639	98-1592069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

280 Park Avenue, 29F East New York, NY	10017
(Address of principal executive offices)	(Zip Coe)

(212) 380-5605
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	PFTAU	The NASDAQ Stock Market LLC
Class A ordinary shares included as part of the units	PFTA	The NASDAQ Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50	PFTAW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 22, 2023, Portage Fintech Acquisition Corporation (the “Company”) and BTIG, LLC (“BTIG”), as a representative of the underwriters named in Schedule I (the “Underwriters”) to the Underwriting Agreement (the “Underwriting Agreement”), dated July 20, 2021, by and among the Company, Goldman Sachs & Co. LLC and BTIG, entered into an agreement pursuant to which BTIG waived all rights to its portion of the Deferred Discount (as defined in the Underwriting Agreement) (or approximately $1.63 million). On June 26, 2023, the Company entered into an agreement with Scotia Capital (USA) Inc. (“Scotia”), pursuant to which Scotia waived all rights to its portion of the Deferred Discount (or approximately $453 thousand). On June 28, 2023, the Company entered into an agreement with SoFi Securities, LLC (“SoFi”), pursuant to which SoFi waived all rights to its portion of the Deferred Discount (or approximately $453 thousand). The Deferred Discount was owed upon consummation by the Company of an initial business combination. Following these agreements, all of the Underwriters have waived their rights to the Deferred Discount. The Company continues to pursue an initial business combination, but there is no assurance it will be able to consummate an initial business combination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2023	PORTAGE FINTECH ACQUISITION CORPORATION

	By:	/s/ Ajay Chowdhery
	Name:	Ajay Chowdhery
	Title:	Chief Financial Officer and Chief Operating Officer

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